Exhibit 4.43

Bank of Tieling	Fixed Asset Loan Contract

Contract Number: [Not disclosed in this translation]

Loan Contract

The Borrower: China Northeast Logistics City Co., Ltd.

The Lender: Bank of Tieling , Development Zone Branch

The Borrower and the Lender and has entered into this Contract relating to grant of the loan to the Borrower, and is agreed by both parties unanimously.

Section 1 Terms of the Loan

1.	Purpose of the Loan

1.1	Purpose of the Loan shall be used for the following, unless as agreed by the Lender, the Borrower shall not misuse the Loan for other purpose and the Lender shall has the right to supervise the usage of the Loan

Purpose of the Loan: Office refurbishment

2.	Amount and Tenure of the Loan

2.1	Amount of the Loan under this Contract shall be Renminbi (Word) Ten Million, (Number) RMB10,000.000.

2.2	The tenure of the Loan under this Contract shall be from 1 July 2013 to 30 June 2014.

The actual draw down date of the loan shall be based on the date of the draw down letter, which forms an integral part of this Contract, and has equal legal effect as this Loan Contact.

3.	Interest Rate, Interest and Expenses

3.1	The interest rate under this Contract shall calculated based on the method (1) below:

(1)	Fixed rate, interest rate at 7.8% per annum, and shall remain unchanged throughout the tenure of the Loan.

(2)	Floating rate, the Loan interest shall be fixed at [blank] [above/below] rate of [blank]% per annum (at day of the drawdown) or lending rate for similar loans from time to time as published by the People’s Bank of China during the tenure of the Loan as agreed under paragraph 2.2 of this Contract.

3.2	The interest on the Loan borrowed under this Contract shall be calculated, from the date when the funding is released by the Lender, on a daily basis and settled on monthly basis and principal shall be repaid upon maturity. Daily interest rate = annual interest rate/360

3.3	The overdue interest shall be subjected to a penalty interest rate of 50% over the interest rate stipulated in this Contract. Misused funds shall be subjected to a penalty interest rate of 100% over the interest rate stipulated in this Contract

4.	Drawdown

4.1	The Borrower shall make drawdown of the Loan based on its needs, in particular the first drawdown must be made before [blank] and the last drawdown must be made before [blank], otherwise the Lender shall has the right to cancel all or part of the Loan.

5.	Repayment

5.1	The Borrower shall open an interest payment bank account with the Lender and shall make sufficient funds available for interest payable on or before date of settlement and the Lender shall directly deduct the interest from such interest payment account. In the case of insufficient funds, the Lender shall have the right to directly deduct and collect the interest payment due from the Borrower from any other bank accounts opened by the Borrower with the Lender.

5.2	Upon the maturity of this Contract, the Borrower shall repay the Loan principal and interest on the due date. In the case where the Borrower fails to repay the principal and interest when due, the Lender shall have the right to directly deduct the overdue principal and interest from any bank accounts opened by the Borrower with the Lender.

Bank of Tieling	Fixed Asset Loan Contract

6.	Guarantee

6.1	The principal, interest, fees arising from penalty and costs arising from the affirmation of the entitlement of the loan under this Contract shall be guaranteed by China Northeast Logistics City Co., Ltd. (the Guarantors) by way of pledge of assets, which shall be executed under a separate contract.

6.2	In the case of any event stipulated in the “Guarantee Contracts” occurs, which in the Lender opinion may affect the capacity of Guarantors to act as a guarantor, the Borrower shall have the obligation to provide new guarantees which satisfy the requirements of the Lender. In case where it is a maximum amount guarantee, the maximum amount shall be:

Name of maximum amount guarantee: [blank] (Serial No: [blank])

Guarantor: [blank]

7.	Resolution of Disputes

7.1	All disputes arising from the execution of this Contract shall be resolved using method (2) below:

(1)	to submit the dispute to arbitration committee of [blank] where the arbitration would be carried out according to the rules and regulations applicable to such arbitration at the time.

(2)	to resolve such dispute by taking legal proceedings at the People’s Court in the locality of the Lender.

8.	Other Terms Agreed by Both Parties

8.1	[Blank]

9.	Others

9.1	This Contract contains 5 copies, with one copy each for the Borrower and the Lender and shall have the same legal effect.

9.2	The following appendices or other supplements confirmed by other parties form an integral part of this Contract and shall have the same legal effect.

Appendix 1: Drawdown Notification (Form)

Appendix 2: Entrusted payment agreement

Section 2: Fixed Asset Loan Contract Terms

1	Interest Rate and Interest

1.1	The interest of the Loan shall be calculated on monthly basis and shall be on the 20th day of the month (or of last month of each quarter).

1.2	The first interest period is from the day on which the Borrower has drawn down the Loan to the first interest calculation cay. The last interest period is the day after the last interest calculation day to the day of the repayment. The remaining interest period is from the day after the previous interest calculation day to the next interest calculation day.

1.3	In the event where the People’s Bank of China has adjusted the way to fix interest rate, the interest would be calculated based on the applicable rules and regulations of the People’s Bank of China without notifying the Borrower by the Lender.

2.	Drawdown of the Loan

2.1	The Borrower must fulfil all the precedents as agreed under this Contract prior to the drawdown of the Loan or the Lender does not has the obligation to grant any of the Loan to the Borrower, unless as otherwise agreed by the Lender.

2.2	Precedents before first drawdown:

(1)	Project to which the Loan is granted has been reviewed, approved or put on record by relevant authorities, unless such review, approval and filing is not required;

(2)	Project capital fund or other funding is injected in full in accordance with the required timetable and ratio;

Bank of Tieling	Fixed Asset Loan Contract

(3)	Except in the case of credit loan, the Borrower has completed all relevant pledge procedures as required by the Lender;

(4)	Completed the submission of Drawdown Notification Form to the Lender.

2.3	Prior to each drawdown, in addition to fulfilment of all the precedents for first drawdown, the Borrower shall also satisfy the following precedents:

(1)	In case where the project capital funds are to be injected by instalments, the capital funds for that period must be injected to the required ratio;

(2)	The budgeted costs for the project has not been exceeded or the has been covered by the Borrower;

(3)	The progress of the project has completed according to plan and the actual progress matches with the investment made;

(4)	There has been no event of the default by the Borrower under the terms of this Contract or contracts with other third parties;

(5)	Supporting documents provided by the Borrower matches the agreed purpose of the Loan;

2.4	Written documents provided by the Borrower to the Lender for the purpose of drawdown application must be in their original form. In case where the document is not original, consent must be obtained from the Lender and the copy must be stamped with a company seal of the Borrower.

2.5	The Borrower shall submit the drawdown notification at least 5 bank business days prior to the drawdown of the Loan. Once submitted, the application shall not be withdrawn unless with the written consent of the Lender.

2.6	In event where the Loan is granted after all precedents are satisfied by the Borrower or waived by the Lender, and the Lender has transfer the Loan into the Borrower’s bank account, it is deemed that the Lender has granted the Loan to the Borrower pursuant to this Contract.

2.7	In accordance with the requirements of relevant supervisory regulations and the management of the Lender, in the case where the Loan has exceeded certain amount, entrusted payment method shall be used and the Lender shall payment to the designated payee according to the drawdown and entrusted payment application. For this purpose, the Borrower and the Lender shall enter into a separate entrusted payment contract as a supplement to this Contract and the Borrower shall open or designate a bank account to process the entrusted payments.

3.	Repayment

3.1	The Borrower shall repay the Loan, interest and other expense payable to the Lender in full as agreed under this Contract on a timely basis. On the day of repayment and 1 bank business day prior to the interest calculation day, the Borrower shall ensure there is sufficient funds in the bank account opened at the Lender for the interest, principal and other expenses payable for the period and the Lender has the right to deduct directly, or to request the Borrower to complete all procedures for the deduction, from the Borrower’s bank account. In case where the funds is insufficient to repay all of the amount payable, the Lender has the right to decide the sequence for which of the overdue is settled.

3.2	In case where the Lender agreed for the early repayment, the Borrower shall repay in full the principal, interest and other expenses that fall due on the proposed early repayment day, as agreed under this Contract.

3.3	In case where the tenure of the Loan has shortened as a result of agreement between the Borrower and Lender in accordance with this Contract, the interest rate class shall remain in force and unchanged.

4.	Revolving Loan

4.1	In case where the Loan under this Contract is revolving in nature, the first loan period shall be from the day of first drawdown, the commencement day for second loan period shall be one day after the end of first loan period. In case where the month in which the commencement day of any of the loan period does not contain a day corresponding to the day of first drawdown, the last day of that month shall be used and so forth. Unless otherwise agreed by the Lender, a set of loan period shall not be changed once it is confirmed.

4.2	The loan amount for each of the loan periods subsequent to the first loan period must be less than the previous loan period. Upon maturity of each loan period, the Borrower shall repay the Loan as per agreement. The loan within a single loan period shall not be revolved.

4.3	In case where floating rate is used for the RMB revolving loan, the benchmark lending rate shall be determined based on the benchmark lending rate as published by the People’s Bank of China for loans tenure corresponding to the loan period.

Bank of Tieling	Fixed Asset Loan Contract

5.	Undertakings

5.1	Except in the case of credit loan, the Borrower shall provide a legally valid guarantee which is approved by the Lender as its responsibilities under this Contract and to enter into guarantee contract separately.

5.2	In case where assets pledged under this Contract is damaged, depreciated, become subject of ownership dispute, foreclosed or retained, or being disposed of by mortgagor without the consent of the Lender, or event financially unfavourable guarantor or the Borrower has occurred, the Borrower shall notify the Lender promptly and to provide other undertakings which is approved by the Lender.

5.3	In case where the Loan under this Contract is secured by trade receivables of the Borrower, during the tenure of this Contract, the Lender has the right to declare early maturity of the Loan in the event of any one of the following, and to demand for immediate repayment for principal and interest, or to request for additional legally valid, effective and sufficient collateral:

(1)	Bad debts ratio from debtors of the trade receivables provided by mortgagor increase for 2 consecutive months;

(2)	the receivables overdue but remained outstanding of the trade receivables provided by mortgagor exceeded 5% of the total trade receivables of the mortgagor.

(3)	trade dispute (including but not limited to quality, technology and service aspects dispute) between the mortgagor of the trade receivable and its debtors or other third parties which result in receivables fails to recover on time.

6.	Representations and Guarantees

The Borrower has made to the Lender the following representations, and shall remain in effect during the tenure of this Contract:

6.1	The project and matters for which the Loan is related are in compliance with the laws and regulations.

6.2	The Borrower is legally qualified as a borrower, capable to enter into and execute this Contract.

6.3	The execution of this Contract has obtained all necessary authorization and approval, and the execution and fulfilment of this Contract does not in breach with the Borrower’s articles of association and relevant laws and regulations and does not contradict to terms of other contracts of the Borrower. The major shareholders has jointly and severally provided guarantee to the Lender for the Loan.

6.4	All debts fall due has been settled on time, there is no delay in payment of interest on bank loans with malicious intent.

6.5	There are sound organization structure and financial management system. There is no event of major violation in the past year of operation. There is no major unhealthy record caused by present senior management.

6.6	Documents and information provided to the Lender are true, accurate, complete and valid, where false records, material omission and misleading representation do not exist.

6.7	Financial reports provided to the Lender are prepared in accordance with accounting standard of the PRC and are truly, fairly and completely reflect the Borrower’s operating status indebtedness. Since the date of the latest financial reports, there is no material unfavourable financial change to the Borrower.

6.8	There is no event of litigations, arbitration or compensation conceal from the Lender.

7.	The Borrower’s Undertakings

7.1	To drawdown and use the Loan in accordance to the terms and tenure of this Contract, the Loan shall not be used for the purpose of securities market, futures market or for any other purpose that is prohibited or restricted by relevant laws and regulations.

7.2	To fully repay the principal, interest and other expenses payable in accordance with this Contract.

7.3	To actively cooperate with the Lender to inspect and supervise the usage of the Loan through bank account analysis, voucher inspection, site visit, etc. and to report to the Lender the utilization status of the Loan at the Lender’s request.

7.4	To accept the Lender’s credit inspection, to provide to the Lender financial information including balance sheet and profit and loss account and other documents reflecting the Borrower’s repayment ability at the Lender’s request. To actively assist and cooperate with the Lender in the investigation, understanding and supervision of the operation and financial status of the Borrower.

Bank of Tieling	Fixed Asset Loan Contract

7.5	Shall not distribute any form of dividends prior to the full repayment of principal, interest and other expenses of the Loan.

7.6	Prior to proposed consolidation, spin-off, capital reduction, change in ownership, material assets and liabilities transfer, material external investment, increase in debt financing and any other actions that may negatively affect the Lender’s rights, the Borrower shall obtain the Lender’s written consent or to provide an arrangement for the realization of the Lender’s right that is satisfied by the Lender.

7.7	In case of occurrence of any one of the following, to notify the Lender immediately:

(1)	Change of articles of association, area of business, registered capital, legal representative, address and form of contact;

(2)	Out of business, dismissal, liquidation, suspension of business, revocation of business licence, being revoked or applied (or being applied) for bankruptcy;

(3)	involvement or potential involvement of material economic dispute, litigation, arbitration, or seizure or retention of assets by laws;

(4)	involvement of material case or economic dispute by shareholders, directors or existing senior management;

7.8	Prompt disclosure of related parties and their transactions to the Lender.

7.9	To sign off receipt of the various notifications sent or delivered by the Lender.

7.10	Shall not dispose of the Borrower’s assets which would reduce the repayment ability of the Borrower; shall not provide guarantee in form of assets under this Contract to third parties without obtaining consent from the Lender.

7.11	In case the Loan under this Contract is a credit loan, the Borrower shall completely, truly and accurately report to the Lender all guarantees given, and at the request of the Lender, to execute account supervision agreement. In case guarantee given may affect the execution of responsibilities under this Contract, prior written consent from the Lender must be obtained.

7.12	Support the Lender in participation of review of estimation, budgeting and preparation of final accounts for the project, and matters relating to tendering and work inspection upon completion.

7.13	The Borrower shall bear all expenses relating to the execution and fulfilment of this Contract and all expenses paid or payable by the Lender during the realization of its rights under this Contract, which include but not limited to litigation and arbitration costs, asset safeguarding costs, legal costs, execution costs, valuation costs, auction costs and publication costs.

7.14	The Loan under this Contract is senior to the debt the Borrower owe to its shareholders, and shall have the same seniority to other similar debts of the Borrower.

8.	The Lender’s Undertakings

8.1	To grant the Loan in accordance with terms under this Contract

8.2	To maintain confidential the non-public document and information provided by the Borrower, unless as otherwise required under relevant laws and regulations or as agreed under this Contract.

9.	Default

9.1	In case where the Borrower fails to comply to any responsibilities under this Contract which constitute a default, the Lender shall has the right to recall the Loan prematurely and the Borrower shall bear all responsibilities of a default:

(1)	The Borrower fails to repay principal, interest and other expenses payable as agreed under this Contract, or fails to fulfil any of the Borrower’s responsibilities under this Contract, or in breach of any of the representations, guarantees or undertaking provided under this Contract;

(2)	A change of the guarantee provided under this Contract which has an unfavourable impact to the Lender’s right as a creditor and the Borrower fails to provide other form of guarantees which is approved by the Lender;

(3)	The Borrower fails to repay any of its other liabilities (including those declared early matured) when they fall due, or fails to fulfil or in breach of its responsibilities under other agreements, which has or may has affected the Borrower’s ability to fulfil its responsibilities under this Contract;

Bank of Tieling	Fixed Asset Loan Contract

(4)	The Borrower’s profitability, repayment ability, operation ability and cash flows has exceeded target agreed under this Contract, or has deteriorate, which has or may has affected the Borrower’s ability to fulfil its responsibilities under this Contract;

(5)	A material unfavourable change in the Borrower’s ownership structure, production, external investment which has or may has affected the fulfilment of the responsibilities by the Borrower under this Contract;

(6)	The Borrower’s involvement in material economic dispute, litigation, arbitration, or seizure, retention or foreclosure of assets, or investigation carried out or penalty imposed by relevant judicial authorities, or in violation of the country’s regulations and policies which has been exposed by media, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(7)	An unusual change, disappearance, or the investigation carried out by judicial authorities or limitation of freedom of major investor or key management, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(8)	The creation of false contract between the Borrower and its related parties to obtain the Loan using non-existence transactions, or through related party transactions for the avoidance of debts due to the Lender;

(9)	The Borrower has or may has already out of business, dismissal, liquidation, suspension of business, revocation of business licence, being revoked or applied (or being applied) for bankruptcy;

(10)	The violation of relevant laws and regulations, supervisory requirements or industry standards relating to food safety, safety of production, environmental protection, etc., which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(11)	Project capital funds were not injected according to required plan or ratio, or within the timeframe required by the Lender.

(12)	The project was not complete in accordance with planned progress, or there was a material negative changes in terms of the construction and operating environment and conditions.

(13)	In case where the Loan under this Contract is a credit loan, where the Borrower’s credit rating, profitability level, gearing ratios, cash flows from operations, etc. fails to comply with the Lender’s credit loan requirements, or the Borrower has provided securities to external parties using its operating assets without the prior written consent from the Lender, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract;

(14)	Any other circumstances which may affect the realization of the rights of the Lender under this Contract.

9.2	In case of an event of default by the Borrower, the Lender may:

(1)	Request for the correction by the Borrower;

(2)	Stop granting the Loan or other financing to the Borrower under this Contract or other contracts, cancel part or all of the Loan that is unused or other financing;

(3)	Declare immediate maturity on the Loan under this Contract or other loans to the Borrower and to recall for the repayment of the Loan;

(4)	Demand for the loss suffered due to default by the Borrower;

(5)	Other procedures as required by the Lender, the Contract or relevant laws and regulations;

(6)	The Borrower shall pay the Lender a compensation for default of 0.05% per day.

9.3	In case where the Borrower fails to repay the Loan on due day (including loans declared early matured), the Lender has the right to charge penalty interest on the overdue loan from the day of overdue at interest rate as agreed under this Contract. In case where the Borrower fails to pay penalty interest on time, such overdue penalty interest shall be subject to compound interest.

9.4	In case where the Borrower misused the Loan for purpose other than those agreed under this Contract, the Lender has the right to charge penalty interest on the misused Loan from the day of the misuse. In case where the Borrower fails to pay penalty interest on time, such penalty interest shall be subject to compound interest.

Bank of Tieling	Fixed Asset Loan Contract

9.5	In case where the circumstances stated in 10.3 and 10.4 above occurred concurrently, the Borrower shall subject to the more serious penalty interest but not both.

9.6	In case where the Borrower fails to repay principal, interest (including penalty interest and its compound interest) or other expenses payable to the Lender on time, the Lender may publish notice in the “Tieling Daily” or “Liao-Shen Nightly Tieling Version” to interrupt the legal time limit for debt chasing.

9.7	In case where the controlling relationship between related parties of the Borrower and the Borrower has occurred or any of the circumstances (except those stated under 10.1(1) and (2)) has occurred to the related parties of the Borrower, which has or may has affected the fulfilment of the responsibilities of the Borrower’s under this Contract, the Lender has the right to carry out any of the procedures under this Contract.

10.	Deductions

10.1	In case where the Borrower fails to repay the Loan on due day (including loans declared early matured) or committed an event of default, the Lender has the right to deduct the relevant amount from the Borrower’s bank account at the Lender or any of its branches, until the indebtedness under this Contract is fully repaid.

10.2	In case where the deductions made by the Lender is insufficient to repay all of the indebtedness payable by the Borrow to the Lender, the Lender has the right to decide the sequence for which of the overdue is settled.

11.	Transfer of Rights and Obligations

11.1	The Lender has the right to transfer part of all its rights under this Contract to third parties and does not require the consent of the Borrower. Unless otherwise the Borrower has obtained the written consent of the Lender, the Borrower shall not transfer any of its rights and obligations under this Contract.

11.2	The Borrower confirms and approves that the Lender may, according its management needs, assign its rights and obligations under this Contract, or the management of the Loan under this Contract, to other branches of Bank of Tieling and to be carry out by those branches and does not require the consent of the Borrower. Other branches of Bank of Tieling which undertook the rights and obligations under this Contract shall have the rights to exercise all of the Lender’s rights under this Contract, and shall has to right to act on behalf the Lender for any legal proceedings (include litigations, arbitration, or application for mandatory execution) brought to court.

12.	Validity, Modifications and Termination

12.1	This Contract shall become in effect upon execution by all parties, and shall remain in effect until all of the responsibilities under this Contract has been fulfilled.

12.2	Any proposed modifications to this Contract shall be in written form as negotiated and agreed by all parties. Modifications in clauses or agreement shall form an integral part of this Contract and shall bear the same legal effect to this Contract. Except for the modified clause, the remainder of this Contract shall remain in effect and the original clause shall remain in effect prior to the effectiveness of the modification.

12.3	The modification or termination of this Contract does not affect the rights for damages by any party to this Contract. The termination of this Contract does not affect the effectiveness of clauses relating to dispute resolution.

13.	Applicable Laws and Dispute Resolution

13.1	The execution, effectiveness, interpretations, fulfilment and the dispute resolution shall be construed under the laws of the People’s Republic of China. Any disputes so arising under this Contract shall be resolved through negotiation or otherwise through procedures as agreed under this Contract.

14.	Others

14.1	Section 1 “Terms of the Loan” and Section 2 “Fixed Asset Loan Contract Terms” shall form a complete set of loan contract, the terms used in both sections shall have the same meaning. The Loan obtained by the Borrower shall be binding by both sections above.

14.2	All notifications under this Contract shall be made in written form. Unless as otherwise agreed, the Borrower’s address stated under this Contract shall be the correspondence address for the purpose of this Contract. Any change in the Borrower’s address or method of communication shall be notified to the Lender immediately.

Bank of Tieling	Fixed Asset Loan Contract

14.3	In case a party to this Contract refused to accept delivery of the notification or undeliverable of notification, the other party to this Contract may deliver the notification through notary public or in form of public announcement.

14.4	The non-execution or delay in the execution on part of all of the rights by the Lender does not deemed as forfeiture of change of such rights by the Lender, and shall not affect the Lender’s right in executing such or other rights.

14.5	Any of the clauses under this Contract become void or unenforceable shall not affect the effectiveness and the enforceability of other clauses.

14.6	The Lender has the right to provide relevant information of this Contract or the Borrower to People’s Bank of China information system or other credit information database set up in accordance with relevant laws so as to allow enquiries from and use by qualified institutes or individuals. The Lender also has the right, for the purpose of this Contract, enquire from such system and database information relating to the Borrower.

14.7	The Lender invoices and vouchers prepared and retained by the Lender for the purpose of the Loan under this Contract and for the Lender’s operations practice shall be an evidence of the borrower-lender relationship between the Borrower and the Lender and shall be legally binding to the Borrower.

Both parties confirm: The Borrower and the Lender has negotiated all the terms and conditions under this Contract. The Lender has reminded the Borrower to pay special attention to the terms relating to the rights and obligations of both parties and to fully understand their meaning and has explained to the Borrower the meaning and interpretations of those terms. The Borrower has read and fully understood all of the terms (including Sections 1 and 2) under this Contract. Both parties under this Contract fully understand the terms of this Contract and no objection to those terms.

The Borrower: Stamped with a Seal of China Northeast Logistics City Co., Ltd.

Authorised Signature: Zheng Gui Na

Address: China Northeast Logistics City, Administration Building, Zuanshi Road, Xincheng District, Tieling City, Liaoning Province, PRC.

Name of Bank: Tieling Commercial Bank Co., Ltd., Guangxin branch

Bank Account: [Not disclosed in this translation]

Phone Number: [Not disclosed in the translation]

Fax Number: [Not disclosed in the translation]

Mobile Number:

Postal Code: 112000

The Lender: Stamped with a Seal of Bank of Tieling, Guangxin branch

Authorised Signature:

Address:

Phone Number: [Not disclosed in the translation]

Fax Number: [Not disclosed in the translation]

Postal Code: 112000

Date: 1 July 2013